Exhibit 8.2

FORM OF OPINION OF MILBANK, TWEED, HADLEY & McCLOY LLP

REGARDING U.S. FEDERAL INCOME TAX MATTERS

[Letterhead of Milbank, Tweed, Hadley & McCloy LLP]

[DATE]

The Amex Membership Corporation

86 Trinity Place

New York, New York 10006

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of NYSE Euronext, a Delaware corporation (“NYSE Euronext”), including the proxy statement of The Amex Membership Corporation, a New York Type A not-for-profit corporation (“MC”), forming a part thereof, relating to the transactions contemplated by the Agreement and Plan of Merger, dated as of January 17, 2008, by and among NYSE Euronext, Amsterdam Merger Sub, LLC, MC, and certain other parties signatory thereto.

We have participated in the preparation of the discussion set forth in the section entitled “The Mergers—Material U.S. Federal Income Tax Consequences” in the Registration Statement. In our opinion, that discussion of those consequences, insofar as it summarizes United States federal income tax law, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,